CORE EQUITY FUND
Section 10f-3 Transactions

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Affiliated Underwriting Procedures of the Fund.

Trade
Date     	Issue
2/27/03  	American Electric Power, Inc.

Shares            Price         Amount
13,127	 	$ 20.95		$275,011

                                        % of Issue
Spread     Spread       Fund's            for all
Amount       %        % of issue       JPMorgan Funds
$0.63       N/A 	 0.03%	            0.33%

Broker
Salomon Smith Barney, Inc.

Underwriters of American Electric Power, Inc.

Underwriters                             Principal Amount
J.P. Morgan Securities, Inc.               $ 16,250,012
Salomon Smith Barney, Inc.		     16,250,013
Banc of America Securities LLC               10,000,000
BNP Paribas Securities Corp.	              1,071,425
Danske Markets, Inc.              	      1,071,425
Goldman, Sachs & Co.                          1,071,425
Lehman Brothers, Inc.			      1,071,425
McDonald Investments, Inc.	              1,071,425
Morgan Stanley & Co., Inc. 		      1,071,425
UBS Warburg LLC				      1,071,425
Total					   $ 50,000,000